Exhibit 99.1

VSE Corporation Appoints Growth-Focused Leadership for
Federal & Defense Services and Corporate Strategy

Alexandria, Virginia, September 26, 2019 - VSE Corporation (Nasdaq: VSEC) announced Robert Moore as its new President for its Federal Services Group (FSG). The company also named Elizabeth Huggins as Chief of Staff and Corporate Vice President of Strategy. These appointments support a growth-focused management team with the vision and experience needed to drive the future of VSE.

Robert Moore is appointed to lead the VSE Federal Services Group. Mr. Moore brings over 25 years of Federal Services and Defense industry experience to VSE, with a proven track record of leadership, business development and expanding marketing share at various federal services contractors during his career. He has extensive leadership and experience working with the Department of Defense and federal civilian agencies in providing engineering, logistics, and sustainment solutions worldwide. Prior to joining the VSE team, Mr. Moore held the position of Chief Business Development Officer for S&K Technologies. Mr. Moore has also held senior level positions at some of the world’s largest and most respected Defense companies such as IAP, DynCorp, PAE, BAE Systems, and ARINC. He served in the U.S. Navy on the USS Dwight D. Eisenhower (CVN 69) and USS George Washington (CVN 73.)

VSE also appointed Elizabeth (Lucas-Averett) Huggins as Chief of Staff and Corporate Vice President of Strategy. Ms. Huggins is a specialist in strategic projects, business development, post-merger integrations and communications, with a 19-year history of achieving profitable growth results for global corporations in the aerospace and defense sectors.

VSE President and Chief Executive Officer John Cuomo said, “Rob brings broad federal experience and both a strong business development and strategic skill set that will assist VSE in expanding our capabilities, our customer base and in capturing new market opportunities. Rob is an exceptional talent, and I am excited to welcome him to the team. Elizabeth is a trusted strategic partner with extensive experience identifying robust and sustainable growth strategies for global organizations. Her innovative thinking and ability to translate complex strategies into action will help us shape VSE’s next era of growth.”

The executive search firm, Heidrick & Struggles International, Inc. assisted VSE with the Federal Services Group President search and recruitment efforts.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.